Exhibit (a)(1)(ii)

FORM OF

LIFEVANTAGE CORPORATION

AMENDMENT TO WARRANT

This Amendment to Warrant (this “Amendment”) is made and entered into by and among LIFEVANTAGE CORPORATION (the “Company”) and each of those other persons that are signatories hereto (each such person, including his, her or its successors and assigns, an “Investor” and collectively the “Investors”).

W I T N E S S E T H:

WHEREAS, Investor holds one or more of the warrants issued by the Company (the warrant or warrants held by Investor being referred to as the “Warrants”) pursuant to one or more of the following agreements: (i) the securities purchase agreement dated as of November 18, 2009, as the same was subsequently amended and restated by that certain amended and restated securities purchase agreement dated as of December 11, 2009; (ii) the amended and restated securities purchase agreement dated as of December 11, 2009; (iii) the amended and restated securities purchase agreement dated as of December 31, 2009; (iv) the amended and restated securities purchase agreement dated as of January 20, 2010; (v) the amended and restated securities purchase agreement dated as of February 4, 2010; and (vi) the amended and restated securities purchase agreement dated as of February 26, 2010 (the securities purchase agreement under which the Warrants held by Investor was issued, and as the same may be amended, modified or restated in the future, being referred to as the “Purchase Agreement”).

WHEREAS, Investor is, and as of the effective date of this Amendment will be, the Holder (as such term is defined in the Warrant) of the Warrants;

WHEREAS, pursuant to an Offer to Modify and Consent Solicitation Statement in Respect of Warrants dated November 29, 2011 (as it may be amended or supplemented from time to time the “Offer Document”), and for the reasons stated therein, the Company is offering to modify, upon the terms and conditions described in the Offer Document and in this Amendment, the Warrants (the “Offer”) to (i) remove the down-round anti-dilution provision (as such term is defined in the Offer Document) from the Warrants and (ii) extend the period during which the Warrants may be exercised by 30 days (together, the “Warrant Modifications”);

WHEREAS, in conjunction with the Offer, and on the terms and subject to the conditions set forth in the Offer Document and in this Amendment, the Company is soliciting consents from the Warrant holders to the Warrant Modifications, which consents will be evidenced by the Warrant holders executing this Amendment and returning an executed copy of this Amendment to the Company; and

WHEREAS, Investor believes that the Warrant Modifications are in the best interests of the Company, Investor and other holders of the Warrants, and consents to the Warrant Modifications.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Warrant Modifications.

1.1 Extension of Expiration Date. Clause “(a)” of Section 1 of the Warrants is hereby deleted in its entirety and replaced with “thirty (30) days following the five year anniversary of the Effective Date.”

1.2 Removal of Down-Round Anti-Dilution Provision. Section 2.5(b) of the Warrants is hereby deleted in its entirety and replaced with “Intentionally Omitted.”

2. Effective Date. This Amendment, and the Warrant Modifications, shall be effective as of immediately following the expiration of the Offer, without any further action on the part of Investor, if the Investors, as a group, constitute the holders of Warrants issued under the same Purchase Agreement representing at least a majority of the shares of the Company’s common stock issuable upon exercise of all Warrants issued under that

Purchase Agreement that are outstanding as of the expiration of the Offer (the holders of such warrants being referred to as the “Requisite Majority”); provided, however, that if the Requisite Majority in respect of the Warrants issued under a particular Purchase Agreement does not validly execute and deliver this Amendment to the Company on the terms and subject to the conditions set forth in the Offer Document, the Warrant Modifications in respect of such Warrants shall not become effective and this Amendment shall be null and void.

3. Investor Representations. Investor has received and read the Offer Document and by executing this Amendment and delivering it to the Company, Investor, on behalf of himself, herself or itself, and not on behalf of any other Investor, hereby: (i) agrees to and accepts the terms and conditions of the Offer; (ii) understands that this Amendment will constitute a binding agreement between Investor and the Company in accordance with its terms; (iii) acknowledges that the Company has advised Investor to consult with Investor’s own legal, financial and tax advisors as to the consequences of consenting to the Warrant Modifications; and (iv) consents to the Warrant Modifications as to all the Warrants held by Investor as of the effective date of this Amendment. Investor, on behalf of himself, herself or itself, and not on behalf of any other Investor, hereby represents and warrants that (a) Investor is the record owner of the Warrant or Warrants set forth on the signature page hereto; (b) neither Investor nor anyone else has signed any assignment, power of attorney, or other assignment or authorization respecting the same that is now outstanding and still in force as to such Warrant or Warrants, and no person, firm, corporation or other entity has, or has asserted, any right, title, claim, equity, or interest in, to, or respecting such Warrant or Warrants; and (c) Investor has not at any time executed any agreement or other document pursuant to which Investor purported to transfer any right, title, claim, equity or interest in such Warrant or Warrants, and Investor is not bound by any agreement to do any of the foregoing.

4. Miscellaneous.

4.1 Governing Law. This Amendment shall be governed by, and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that state, without reference to conflict of laws principles thereof.

4.2 Headings; Interpretation. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

4.3 Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.4 Continuation of Warrants. Except as expressly modified by this Amendment, the Warrants shall continue to be and remain in full force and effect in accordance with their terms. Any future reference to the Warrants shall be deemed to be a reference to the Warrants as modified by this Amendment.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective authorized signatories.

COMPANY:

LIFEVANTAGE CORPORATION

By:
Name:	Carrie E. McQueen
Title:	Chief Financial Officer

[Remainder of Page Intentionally Left Blank. Investor Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective authorized signatories.

INVESTOR*:

By:

Print:

Title:

Warrant(s):

Warrant Nos.:

*	All registered holders of the Warrant(s) must sign exactly as their names appear on the Warrant(s).

This page may be sent to LifeVantage Corporation by U.S. mail, overnight courier or hand delivery to the mailing address set forth below, or by facsimile or e-mail to the facsimile number and e-mail address set forth below:

Mailing Address:	LifeVantage Corporation c/o Investor Relations – Warrant Offer 11545 W. Bernardo Ct., Suite 301 San Diego, CA 92127

Facsimile:	(858) 430-5269
E-mail:	ihone@lifevantage.com